Exhibit 10.3

Directors Equity Compensation Program

Initial and annual grants will be made to outside directors primarily under the Power Integrations, Inc. 2016 Incentive Award Plan (the “2016 Plan”) as follows (the “Directors Equity Compensation Program”):

1.	Each Non-Employee Director shall be a participant in the Directors Equity Compensation Program;
2.	On the first trading day of July in each year (the “Regular Grant Date”):
•	Each outside director will receive a grant of a restricted stock unit award with an aggregate value of $200,000 (the “Award”).
•	The number of shares subject to such Award would be calculated as the dollar value of such Award divided by the closing trading price of the Company's common stock on such grant date
•	Each such Award would vest in full effective immediately prior to the commencement of the Company's first annual meeting of stockholders in the year following the year of the grant date, provided that the recipient is still providing services to the Company as a director as of such time, and, provided, further, that 100% of the shares subject to such Award would be deemed fully vested upon the occurrence of a Change of Control, as such term is defined in the Company's 2016 Plan.
3.	A new eligible director would receive under the 2016 Plan an Award, which shall be equal to the pro rated portion of the Company's annual Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director's appointment.
4.	The Directors Equity Compensation Program shall remain in effect at the discretion of the Board or the Compensation Committee.